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                                                                   Exhibit 10.15


                        AMENDMENT TO AMENDED AND RESTATED
                                CREDIT AGREEMENT

         THIS AMENDMENT TO AMENDED AND RESTATED CREDIT AGREEMENT (this "Amendment"), dated as of February 17, 2000 by and among Safeguard Scientifics, Inc., a Pennsylvania corporation ("SSI" or a "Borrower"), Safeguard Scientifics (Delaware) Inc., a Delaware corporation ("SSD" or a "Borrower"), Safeguard Delaware, Inc., a Delaware corporation ("SDI" or a "Borrower" and, collectively with SSI and SSD, the "Borrowers") and PNC Bank, National Association, as agent for the "Lenders" under the Loan Agreement (in such capacity, "Agent")).

                                   BACKGROUND

         A. The parties, together with the other Lenders identified therein, entered into that certain Amended and Restated Credit Agreement dated April 17, 1998 (as amended to date, the "Loan Agreement").

         B. Lenders, through the Agent, and the Borrowers desire to amend the Loan Agreement in the manner hereinafter set forth.

         C. Capitalized terms that are not defined herein shall have the meanings ascribed to them in the Loan Agreement.

         D. Subject to compliance with all conditions specified herein, all amendments hereinafter set forth are effective as of the date hereof unless otherwise expressly stated herein to the contrary.

         NOW, THEREFORE, intending to be legally bound, the parties agree as follows:

         1. INVESTMENTS AND LOANS.

            a. The term "Investments" set forth in Section 1.1 of the Loan Agreement is hereby deleted and replaced by the term "Equity Interests", which shall mean any loans, advances or extensions of credit (other than guaranties) or any purchase of any debt or equity security, including without limitation, capital stock, bonds, debentures, notes, general partnership interests, limited partnership interests, warrants or other rights, all whether certificated or uncertificated. All references in the Loan Agreement to "Investment" or "Investments" shall hereafter be deemed references to Equity Interests.

            b. Section 6.6 of the Loan Agreement, "Investments and Loans", is hereby amended and restated in its entirety as follows:
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               "6.6  EQUITY INTERESTS AND LOANS.

               The Borrowers may make Equity Interests in other Persons, in addition to Equity Interests existing on the date of Closing and disclosed in Exhibit "6.6" hereto, subject to the following limitations:

               (a) (i) Borrowers may only invest in any fiscal year, whether as further Equity Interests in a Person in which an Equity Interest has previously been made or as a new Equity Interest in a new Person, $75,000,000 per Equity Interest for up to two such Equity Interests and $50,000,000 per Equity Interest for other Equity Interests.

               (ii) Notwithstanding subpart (a) (i) above, the term "Equity Interest" as used therein shall not include a transaction which would otherwise constitute an Equity Interest but for which the consideration given by Borrowers in connection therewith consists entirely of capital stock issued by SSI (herein, "Non Cash Investments"), provided that should any such stock thereafter be redeemed in whole or in part for cash, the cash so paid will be deemed an "Equity Interest" in the fiscal year so paid.

               (b) Borrowers shall notify Agent of any Equity Interest in any Person in which no previous Equity Interest has been made by any Borrower, within a reasonable period after making such Equity Interest, and shall provide Agent with full information on the Equity Interest, including without limitation, balance sheets, statements of income, statements of stockholders equity and such other information that Agent may request."

              c. The parties acknowledge that, for purposes of measuring the amount of Equity Interests, an Equity Interest shall be deemed made in the year in which a Borrower becomes contractually obligated to make a payment notwithstanding that the payment is made in a later year.

              d. Any violation by the Borrowers of Section 6.6 of the Loan Agreement (prior to the modification thereof as set forth in subpart a.) for the fiscal periods ending September 30, 1999 and December 31, 1999 are hereby waived.

         2.   COLLATERAL COVERAGE BASE.

              a. The percentage and maximum dollar amount for the following Collateral Coverage Securities shall be as follows notwithstanding anything to the contrary set forth as to such securities in the definition of "Collateral Coverage Base" set forth in the Loan Agreement:


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
                 Securities          %               Maximum Dollar
                 ----------          -               --------------
                 Sanchez            40%               $75 Million
                 Cambridge          50%              $125 Million

              b. The parties acknowledge that Pledged Securities of Internet Capital Group ("ICG") shall constitute Collateral Coverage Securities, subject to the following:

                 (i) the percentage and dollar maximum for inclusion of ICG Collateral Coverage Securities in the Collateral Coverage Base will be, respectively, 15 % and $150,000,000;

                 (ii) the parties acknowledge that securities subject to so-called broker lock-up agreements constitute Restricted Securities for all purposes of the Loan Agreement and that, subject to the following exception, securities so subject are not eligible as Collateral Coverage Securities. Notwithstanding the foregoing, securities of ICG which would otherwise constitute Collateral Coverage Securities but for the fact that they are subject to a broker lock-up agreement shall nevertheless constitute Collateral Coverage Securities but shall be subject to a Maximum Dollar sublimit within the Collateral Coverage Base of $50,000,000.

         3.   SECURITIES MONETIZATION; SUBORDINATED DEBT

              a. As used herein, "Securities Monetization" means the transfer by a Borrower of stock pursuant to a transaction substantially identical to that provided for in the Sails Mandatorily Exchangeable Securities Contract dated as of August 25, 1999 among SSI, Credit Suisse Financial Products and CSFP, Inc., and which is otherwise satisfactory to Bank in its reasonable business judgment. In the event of any disagreement between the parties as to whether a transaction proposed to be entered into by the Borrowers constitutes a "Securities Monetization" for purposes hereof, the good faith determination by the Agent shall be conclusive.

              b. Securities Monetizations will not be subject to any of the existing covenants set forth in Section 6 of the Loan Agreement, including without limitation Section 6.3 (Indebtedness), 6.4 (Liens) and 6.11 thereof (Sale of Assets), but instead will be subject to the following limitations:

                 (i) the entire net proceeds from such Securities Monetization will concurrently with Borrowers' receipt thereof be paid against the principal of the Loans;

                 (ii) No Event of Default or event which with the giving of notice and/or the passage of time would constitute an Event of Default shall be outstanding as of the date on which such transaction is to be closed or would result therefrom, including an Event of Default by reason of non-compliance with the Collateral Coverage Base as a result of such Securities Monetization; and


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                 (iii) the combined aggregate amount of all Securities
Monetizations (measured by the consideration received by the Borrowers in exchange for the "transferred" stock) and all Subordinated Indebtedness incurred after the date hereof (as defined and as otherwise permitted by subpart c. below and measured by principal amount) will not exceed $400,000,000 per year (the "Monetization/Sub Debt Annual Limit").

              c. (i) As used herein, "Subordinated Indebtedness" means unsecured Indebtedness of the Borrowers the holder of which has agreed with or for the benefit of Agent pursuant to a written agreement satisfactory to Agent that the principal of and interest on such Indebtedness will not be repaid in any liquidation or dissolution of the Borrowers until all obligations and indebtedness of Borrowers to Lenders have been repaid in full and Lenders' lending commitment to Borrowers has terminated, and which is otherwise satisfactory to Agent in its reasonable business judgment. In the event of any disagreement between the parties as to whether a transaction proposed to be entered into by the Borrowers constitutes Subordinated Indebtedness for purposes hereof, the good faith determination by the Agent shall be conclusive;

                 (ii) Subordinated Indebtedness will not be subject to the prohibition contained in Section 6.3 (Indebtedness) of the Loan Agreement but instead will be subject to the limitations that (A) the combined aggregate amount of principal of all Subordinated Indebtedness and all Securities Monetizations incurred after the date hereof (as permitted and measured in subpart b. above) shall not exceed the Monetization/Sub Debt Annual Limit and
(B) the aggregate amount of all Subordinated Indebtedness incurred after the date hereof through the Commitment Termination Date will not exceed $500,000,000 (the "Sub Debt Aggregate Sub Limit").

                 (iii) In the event that any Subordinated Indebtedness is by its terms convertible to stock of SSI, or in the event that Borrowers have the option to redeem Subordinated Indebtedness prior to maturity, Borrowers may issue stock of SSI in connection with any such conversion or redemption, subject to the change of ownership limitation set forth in Section 7.10 of the Loan Agreement, provided that Borrowers will exercise such optional redemption right only when it reasonably and in good faith appears to Borrowers that the holder will accept SSI stock in full payment thereof, such as by reason of the then price per share being in excess of the then conversion price, although Borrowers may, subject to the other terms of the Loan Agreement, make a cash payment for such redemption if nevertheless required by the holder.

         4.   TANGIBLE NET WORTH.

              a. The reference in the definition of Tangible Net Worth to "Subordinated Debenture" is hereby changed to "Subordinated Indebtedness".

              b. Section 6.8 of the Loan Agreement is hereby amended and restated in its entirety as follows:

         "The Borrowers shall have and maintain Tangible Net Worth of not less than $519,084,000 as of September 30, 1999, increasing by the sum of (i) 75% of after tax earnings


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plus (ii) 100% of additional equity (including Subordinated Indebtedness), for all periods after September 30, 1999 (determined on a cumulative basis), tested as set forth in Section 1.3 hereof."

         5. MISCELLANEOUS.

         A. Construction. The provisions of this Amendment shall be in addition to those of the Loan Agreement, the Notes and the Security Documents, all of which shall be construed as integrated and complementary to each other. In the event of any express inconsistency between the terms hereof and those contained in the Loan Agreement, the terms hereof shall control. Except as modified by the terms hereof, all terms and provisions of the Loan Agreement remain unchanged and in full force and effect.

         B. Binding Effect; Assignment and Entire Agreement. This Amendment shall inure to the benefit of, and shall be binding upon, the respective successors and permitted assigns of the parties hereto. Borrowers have no right to assign any of their rights or delegate any of their obligations hereunder without the prior written consent of Lenders. This Amendment, together with the Loan Agreement, the Notes and the Security Documents, constitute the entire agreement among the parties relating to the subject matter thereof. All exhibits referred to herein and attached hereto shall be deemed expressly incorporated herein by reference and made a part hereof.

         C. Waiver of Jury Trial. BORROWERS AND LENDERS IRREVOCABLY WAIVE TRIAL BY JURY AND THE RIGHT THERETO IN ANY LITIGATION IN ANY COURT WITH RESPECT TO, IN CONNECTION WITH, OR ARISING OUT OF, THIS AMENDMENT, THE NOTES, SECURITY DOCUMENTS, OR ANY INSTRUMENT OR DOCUMENT DELIVERED PURSUANT TO THIS AMENDMENT, OR THE VALIDITY, PROTECTION, INTERPRETATION, COLLECTION OR ENFORCEMENT THEREOF.

         D. Expenses. In addition to all other expense reimbursement obligations of the Borrowers contained in the Loan Agreement and the Security Documents, Borrowers will reimburse Lenders for all costs and expenses, including reasonable attorneys' fees, incurred by Lenders in the negotiation, preparation and consummation of this Amendment and the documents to be delivered pursuant hereto.

         E. Reaffirmation and Release. Borrowers ratify and reaffirm all of their Obligations to Lenders and agree that the same are owing without set-off, counterclaim or other defense of any nature. Borrowers specifically ratify and reaffirm all waiver of jury trial provisions set forth in the Loan Agreement, the Notes and the Security Documents.


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         IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed and delivered by their duly authorized officers as of the day and year first above written.

                                       LENDERS:



                                       PNC BANK, NATIONAL ASSOCIATION, AS AGENT

                                       By:  /s/ Joseph Meterchick
                                            ------------------------------------

                                       BORROWERS:


                                       SAFEGUARD SCIENTIFICS, INC.

                                       By:  /s/ Michael Miles
                                            ------------------------------------


                                       SAFEGUARD SCIENTIFICS (DELAWARE) INC.

                                       By:  /s/ Michael Miles
                                            ------------------------------------


                                       SAFEGUARD DELAWARE, INC.

                                       By:     /s/ Michael Miles
                                            ------------------------------------


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